Northrim BanCorp, Inc. Exhibit 99.1

Contact:	Joe Schierhorn, Chief Financial Officer (907) 261-3308

NEWS RELEASE

Northrim BanCorp Reports Second Quarter Profits of $1.4 Million, or $0.23 Per Share

ANCHORAGE, AK—July 24, 2008—Northrim BanCorp, Inc. (NASDAQ: NRIM) today reported a decline in its earnings due to lower net interest income and higher loan loss provisions and expenses that were offset in part by an increase in other operating income. After a $2.0 million provision for loan loss reserves and a $977,000 write down associated with other real estate owned (“OREO”) projects, second quarter net income was $1.4 million, or $0.23 per diluted share, compared to net income of $3.1 million, or $.48 per diluted share, after a $1.3 million provision for loan loss reserves in the second quarter of 2007. For the first half of 2008, Northrim earned $3.6 million after booking a $3.7 million provision for loan loss reserves, or $0.56 per diluted share, compared to net income of $5.9 million after taking a $1.8 million provision for loans loss reserves, or $0.90 per diluted share, in the like period a year ago.

“While our housing market remains stable, we have experienced longer sales cycles in our major markets, reflecting a tighter mortgage loan market and reduced consumer confidence and uncertainty,” said Marc Langland, Chairman, President, and CEO. “According to the Mortgage Banker’s Association of America, the mortgage loan delinquency rate for Alaska is approximately half the delinquency rate for the rest of the country. Building permits have been declining since the fall of 2006, and the inventory of new lots in the greater Anchorage market is fairly limited.”

“Continuing high prices for energy and natural resources are creating new investments in the Alaska economy and stabilizing employment in the state,” said Langland. “The most recent projection for the State of Alaska revenues is now forecasting a surplus through fiscal year 2009 of more than $10 billion. Consequently, we remain positive about the economic outlook in our market.”

Financial Highlights (at or for the periods ended June 30, 2008, compared to June 30, 2007)

•	Net interest margin was 5.20% for the second quarter and 5.41% for the first six months of 2008.

•	Book value per share was $16.15 and tangible book value was $14.65 per share.

•	Deposits grew 12% year over year.

•	Nonperforming assets grew to $29.2 million from $10.6 million at June 30, 2007.

•	The allowance for loan losses increased to 1.90% of total loans.

•	Northrim remains well capitalized with Tier 1 Capital/risk adjusted assets of 12. 73%.

Balance Sheet Performance and Asset Quality

In the fourth quarter of 2007, Northrim completed the purchase of Alaska First Bank & Trust, N.A., which added $58 million to its assets and $48 million to its deposits. Northrim’s assets grew 10% to $1.04 billion at June 30, 2008, compared to $947 million a year ago. The loan portfolio totaled $710 million at June 30, 2008, compared to $700 million at June 30, 2007. Eighty-five percent of the loan portfolio is located primarily in the South-Central Alaska (Anchorage and Matanuska Valley) market and fifteen percent is located in the Fairbanks market.

“Despite the strong drivers in the Alaska economy, particularly oil and precious metals, we have seen a slowdown in the housing market,” said Joe Beedle, Executive Vice President and Chief Lending Officer. “However, residential building permits have decreased for the past two years, which has decreased the amount of new housing product coming onto the market. Higher levels of nonperforming assets were primarily due to a dozen residential construction projects located mainly in the greater Anchorage market that were adversely affected by a slower sales cycle. Additional loss reserves were necessary to take into account increased inherent loss in the loan portfolio, the underlying real estate values, and the length of time we expect will be needed to go through the full cycle of construction and sale. We are seeing some improvement, however, in delinquencies that are less than 90 days past due at the end of the second quarter, which were down to $7 million at the end of June 2008 from $36 million at the end of March of this year.”

Total nonperforming assets were $29.2 million, or 2.80% of total assets at June 30, 2008, compared to $23.2 million, or 2.31% of total assets at March 31, 2008, and $10.6 million, or 1.12% of total assets a year ago. Nonperforming assets consist of non accrual loans, accruing loans 90 days or more past due, restructured loans, and OREO. The increase during the second quarter of 2008 was centered in loans 90 days past due and OREO which had increases of $3.4 million and $2.9 million, respectively. Non accrual loans decreased $240,000 during the second quarter of 2008. The increase in nonperforming assets over the past year occurred mainly in OREO and non accrual loans which had increases of $10.4 million and $6.6 million, respectively. Loans 90 days past due also increased $1.6 million during the last year.

The allowance for loan losses increased to $13.5 million, or 1.90% of gross loans at quarter end, compared to $11.8 million, or 1.69% of gross loans, at June 30, 2007, as a result of the increase in nonperforming loans. Net charge-offs in the second quarter were $1.1 million, or 60 basis points of average loans on an annualized basis, compared to $1.3 million, or 75 basis points of average loans on an annualized basis a year ago. Year-to-date, net charge-offs were $1.9 million, or 54 basis points of average loans on an annualized basis compared to $2.1 million, or 58 basis points of average loans on an annualized basis a year ago.

Northrim’s OREO increased to $11.1 million at June 30, 2008, from $8.3 million at March 31, 2008, and $717,000 a year ago. The OREO portfolio consists of a $2.4 million, 3-story 21-unit condominium project which is in the final stages of completion, a $1.2 million lot development project adjacent to a $3.4 million, 22- unit town- home-style condominium project that is nearing completion, a $3.2 million single-family housing development project for 9 homes and 32 lots, and four other small residential construction projects totaling approximately $1 million. Northrim took a $977,000 write-down on its OREO projects in the second quarter of 2008, primarily due to higher than anticipated excavation and foundation costs required for two of its major OREO projects. “We expect increases in our OREO balances as we expend additional funds for the completion of these projects,” said Beedle.

Investment securities increased 64% to $130.4 million at June 30, 2008 from $79.4 million a year ago. “We have no investments in Fannie Mae or Freddie Mac securities,” said Joe Schierhorn, CFO. “Our investments are primarily short term in nature and available to be sold to meet future funding requirements of the Bank.”

Total deposits increased 12% to $902.0 million at June 30, 2008, compared to $807.8 million a year earlier. Approximately sixty percent of the increase in deposits during this period was due to one customer. Deposit levels of this customer can fluctuate significantly during reporting periods and subsequent to quarter end this account has been reduced to more historic levels. “More than 85% of our deposits are in transaction accounts providing a very strong funding source for us,” said Chris Knudson, Chief Operating Officer. At the end of the second quarter, money market balances accounted for 28% of total deposits, demand deposits accounted for 25%, the Alaska CD, a unique and flexible certificate of deposit accounted for15%, interest bearing demand accounts were 11%, and savings deposits were 6%, and time certificates were 15% of total deposits.

Shareholders’ equity increased 4% to $101.9 million, or $16.15 per share, at June 30, 2008, compared to $98.2 million, or $16.13 per share, at June 30, 2007. Tangible book value per share at quarter-end was $14.65 compared to $15.03 a year earlier. Northrim remains well capitalized with Tier 1 Capital to Risk Adjusted Assets of 12.73%. On July 25, Northrim will pay a $0.17 per share dividend to shareholders of record on July 14, 2008. Northrim has paid quarterly cash dividends since 1995.

REVIEW OF OPERATIONS

Revenue (net interest income plus noninterest income) fell 5% to $14.3 million in the second quarter of 2008, compared to $15.1 million in the second quarter of 2007. Net interest income before the provision for loan losses declined 7% to $11.5 million in the second quarter of 2008 from $12.4 million in the same quarter a year ago. Year-to-date revenue increased slightly to $28.9 million at June 30, 2008, from $28.8 million in the first six months of 2007. Net interest income before the provision for loan losses dropped 3% to $23.7 million in the first six months of 2008 from $24.5 million in the first half of last year.

Net interest margin (net interest income as a percentage of average earning assets on a tax equivalent basis) was 5.20% in the second quarter of 2008 compared to 5.94% in the second quarter a year ago. Net interest margin for the first half of 2008 was 5.41% compared to 5.99% in the first half of 2007. “Our net interest margin decreased as the yield on our earning assets declined more than the cost of our funds. The increase in our OREO balances also caused the margin to decline. In addition, we placed our new deposits in lower yielding investments and overnight funds due to slower loan demand,” said Schierhorn.

“We significantly increased our provision for loan losses to account for higher levels of nonperforming loans compared to a year ago,” Knudson said. The loan loss provision in the second quarter totaled $2.0 million compared to $1.3 million in the second quarter of 2007. Second quarter 2008 net interest income after the provision for loan losses fell 14% to $9.5 million from $11.1 million a year ago. Year-to-date, the loan loss provision was $3.7 million up from $1.8 million in the first half of 2007. Net interest income after provision for loan losses was down 12% at $20.0 million in the first six months of 2008 compared to $22.7 million in the like period a year ago.

Other operating income continues to grow, as contributions from affiliates expanded. Total other operating income increased 6% in the second quarter of 2008 to $2.8 million, from $2.7 million in the second quarter of 2007, and rose 21% year-to-date to $5.2 million, as compared to $4.3 million in the first six months of 2007. Deposit account service charge income was level at $888,000 in the second quarter and up 25% to $1.8 million in the first six months of 2008, as compared to $892,000 and $1.4 million, respectively, for the same periods a year ago, reflecting the growth in new accounts and the introduction of new services for customers, which were brought on line in April of 2007. Purchased receivable income dropped 20% to $518,000 in the second quarter of 2008 from $649,000 in the second quarter of 2007 and 3% to $1.0 million year-to-date as compared to $1.1 million in the first six months of 2007, as Northrim phased out of one of its purchased receivable products. Employee benefit plan income grew to $352,000 and $659,000, respectively for the three and six-month periods ending June 30, 2008 as compared to $314,000 and $571,000, respectively for the same periods a year ago due to the addition of more customers to this product line. Earnings from Northrim’s mortgage affiliate increased to $273,000 and $306,000 for the three and six- month periods ending June 30, 2008, as compared to $174,000 and $188,000, respectively, for the same periods in 2007 due to an increase in mortgage originations, particularly refinance activity.

Operating expenses rose 20% in the second quarter and 13% in the first six months of 2008 as compared to the same periods a year ago, with compensation, professional fees, rent expense, and FDIC insurance premiums accounting for the majority of the increase. In addition, the company wrote down $977,000 in OREO in the second quarter of 2008 due to the previously mentioned higher costs for two residential development projects, which increased operating expenses in the second quarter. Noninterest expense in the second quarter of 2008 was $10.4 million compared to $8.6 million in the second quarter a year ago. Noninterest expense in the first six months of 2008 was $19.9 million compared to $17.6 million a year ago.

The efficiency ratio during the second quarter of 2008 was 72.10% compared to 56.61% in the second quarter a year ago. In the first six months of the year, the efficiency ratio was 68.08% compared to 60.15% in the first half of 2007. The efficiency ratio, calculated by dividing noninterest expense, excluding intangible asset amortization expense, by net interest income and noninterest income, measures overhead costs as a percentage of total revenues.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and an asset based lending division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Income Statement	Quarter Ended June 30:
(Dollars in thousands, except per share data)	2008	2007	% Change

(unaudited)		(unaudited)	(unaudited)
Interest Income:
Interest and fees on loans	$13,265	$16,936	-22%
Interest on portfolio investments	1,277	978	31%
Interest on overnight investments	345	459	-25%

Total interest income	14,887	18,373	-19%
Interest Expense:
Interest expense on deposits	3,147	5,534	-43%
Interest expense on borrowings	274	452	-39%

Total interest expense	3,421	5,986	-43%

Net interest income	11,466	12,387	-7%
Provision for loan losses	1,999	1,333	50%

Net interest income after provision for loan losses	9,467	11,054	-14%
Other Operating Income:
Service charges on deposit accounts	888	892	0%
Purchased receivable income	518	649	-20%
Employee benefit plan income	352	314	12%
Equity in earnings from mortgage affiliate	273	174	57%
Other income	793	641	24%

Total other operating income	2,824	2,670	6%
Other Operating Expense:
Salaries and other personnel expense	5,440	5,161	5%
Impairment on other real estate owned	977	-	100%
Occupancy, net	812	620	31%
Equipment expense	291	365	-20%
Intangible asset amortization expense	88	100	-12%
Other expense	2,783	2,378	17%

Total other operating expense	10,391	8,624	20%

Income before income taxes and minority interest	1,900	5,100	-63%

Minority interest in subsidiaries	94	80	18%

Pre tax income	1,806	5,020	-64%

Provision for income taxes	367	1,878	-80%
Net income	$1,439	$3,142	-54%

Basic EPS	$0.23	$0.49	-53%
Diluted EPS	$0.23	$0.48	-52%
Average basic shares	6,350,587	6,428,983	-1%
Average diluted shares	6,359,192	6,522,532	-3%

Income Statement	Six Months Ended Jujne 30::

(Dollars in thousands, except per share data)	2008	2007	% Change

Interest Income:	(unaudited)	(unaudited)	(unaudited)
Interest and fees on loans	$27,711	$33,757	-18%
Interest on portfolio investments	2,994	1,985	51%
Interest on overnight investments	540	613	-12%

Total interest income	31,245	36,355	-14%
Interest Expense:
Interest expense on deposits	6,877	10,962	-37%
Interest expense on borrowings	707	903	-22%

Total interest expense	7,584	11,865	-36%

Net interest income	23,661	24,490	-3%
Provision for loan losses	3,699	1,788	107%

Net interest income after provision for loan losses	19,962	22,702	-12%
Other Operating Income:
Service charges on deposit accounts	1,750	1,396	25%
Purchased receivable income	1,047	1,076	-3%
Employee benefit plan income	659	571	15%
Equity in earnings from mortgage affiliate	306	188	63%
Other income	1,484	1,101	35%

Total other operating income	5,246	4,332	21%
Other Operating Expense:
Salaries and other personnel expense	10,843	10,416	4%
Occupancy, net	1,636	1,318	24%
Impairment on other real estate owned	977	-	100%
Equipment expense	587	707	-17%
Intangible asset amortization expense	176	221	-20%
Other expense	5,637	4,894	15%

Total other operating expense	19,856	17,556	13%
Income before income taxes and minority interest	5,352	9,478	-44%

Minority interest in subsidiaries	169	130	30%

Pre tax income	5,183	9,348	-45%

Provision for income taxes	1,596	3,477	-54%
Net income	$3,587	$5,871	-39%

Basic EPS	$0.56	$0.91	-38%
Diluted EPS	$0.56	$0.90	-38%
Average basic shares	6,350,043	6,436,913	-1%
Average diluted shares	6,367,713	6,533,812	-3%

Balance Sheet
(Dollars in thousands, except per share data)
June 30,		December 31,	June 30,	Annual
	2008	2007	2007	% Change

(unaudited)			(unaudited)	(unaudited)
Assets:
Cash and due from banks	$30,567	$30,767	$27,020	13%
Overnight investments	94,746	33,039	74,231	28%
Portfolio investments	130,407	161,713	79,445	64%
Loans:
Commercial loans	295,531	284,686	286,574	3%
Commercial real estate	249,123	243,245	232,463	7%
Construction loans	115,637	138,070	138,352	-16%
Consumer loans	51,961	51,139	44,605	16%
Other loans	256	405	884	-71%
Unearned loan fees	(2,434)	(2,744)	(2,754)	-12%

Total loans	710,074	714,801	700,124	1%
Allowance for loan losses	(13,519)	(11,735)	(11,841)	14%

Net loans	696,555	703,066	688,283	1%
Purchased receivables, net	15,973	19,437	22,295	-28%
Premises and equipment, net	17,034	15,621	12,962	31%
Goodwill and intangible assets	9,483	9,946	6,683	42%
Other real estate owned	11,147	4,445	717	1455%
Other assets	37,445	36,680	35,645	5%
Total assets	$1,043,357	$1,014,714	$947,281	10%

Liabilities and Shareholders’ Equity:
Demand deposits	$222,117	$224,986	$186,903	19%
Interest-bearing demand	99,249	96,455	82,883	20%
Savings deposits	52,576	55,285	55,272	-5%
Alaska CDs	137,546	171,341	181,159	-24%
Money market deposits	253,726	215,819	206,929	23%
Time deposits	136,781	103,490	94,625	45%

Total deposits	901,995	867,376	807,771	12%
Borrowings	10,310	16,770	11,294	-9%
Junior subordinated debentures	18,558	18,558	18,558	0%
Other liabilities	10,534	10,595	11,470	-8%

Total liabilities	941,397	913,299	849,093	11%
Minority interest in subsidiaries	31	24	26	19%
Shareholders’ equity	101,929	101,391	98,162	4%
Total liabilities and equity	$1,043,357	$1,014,714	$947,281	10%

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
June 30,		March 31,	June 30,
	2008	2008	2007

(unaudited)		(unaudited)	(unaudited)
Asset Quality:
Non accrual loans	$11,855	$12,095	$5,268
Loans 90 days past due	6,199	2,793	4,579
Restructured loans	—	—	36

Total non-performing loans	18,054	14,888	9,883
Other real estate owned	11,147	8,264	717
Total non-performing assets	$29,201	$23,152	$10,600

Non-performing loans / portfolio loans	2.54%	2.11%	1.41%
Non-performing assets / assets	2.80%	2.31%	1.12%
Allowance for loan losses / portfolio loans	1.90%	1.78%	1.69%
Allowance / non-performing loans	74.88%	84.44%	119.81%
Net Loan charge-offs for the quarter	$1,051	$864	$1,345
Net Loan charge-offs year-to-date	$1,915	$864	$2,072
Net loan charge-offs for the quarter / average loans, annualized	0.60%	0.49%	0.75%
Net loan charge-offs year-to-date / average loans, annualized	0.54%	0.49%	0.58%
Capital Data (At quarter end):
Book value per share	$16.15	$16.15	$16.13
Tangible book value per share	$14.65	$14.63	$15.03
Tier 1 / Risk Adjusted Assets	12.73%	12.54%	13.22%
Total Capital / Risk Adjusted Assets	13.99%	13.79%	14.47%
Tier 1 /Average Assets	11.22%	11.36%	11.91%
Shares outstanding	6,311,807	6,311,807	6,085,572
Unrealized gain (loss) on AFS securities, net of income taxes	($51)	$236	($253)
Profitability Ratios (For the quarter):
Net interest margin (tax equivalent)	5.20%	5.60%	5.94%
Efficiency ratio*	72.10%	64.15%	56.61%
Return on average assets	0.58%	0.88%	1.36%
Return on average equity	5.59%	8.40%	12.79%
Profitability Ratios (Year-to-date):
Net interest margin (tax equivalent)	5.41%	5.60%	5.99%
Efficiency ratio*	68.08%	64.15%	60.15%
Return on average assets	0.74%	0.88%	1.31%
Return on average equity	7.02%	8.40%	12.27%
*excludes intangible asset amortization expense

Average Balances
(Dollars in thousands, except per share data)
June 30,		December 31,	June 30,	Annual
	2008	2007	2007	% Change

(unaudited)		(unaudited)	(unaudited)	(unaudited)
Average Quarter Balances
Loans	$703,788	$710,398	$719,643	-2%
Total earning assets	893,333	891,617	839,214	6%
Total assets	993,039	992,473	927,064	7%
Non-interest bearing deposits	203,881	213,345	191,603	6%
Interest bearing deposits	647,796	627,410	596,934	9%
Total deposits	851,677	840,755	788,537	8%
Shareholders’ equity	103,543	103,056	98,532	5%
Average Year-to-date Balances — unaudited
Loans	$705,535	$710,959	$717,542
Total earning assets	885,409	849,263	827,216
Total assets	984,622	941,328	913,884
Non-interest bearing deposits	199,089	196,313	185,861
Interest bearing deposits	639,336	602,655	590,513
Total deposits	838,425	798,968	776,374
Shareholders’ equity	103,168	99,665	97,527

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Note Transmitted on PrimeNewswire on July 24, 2008, 02:30 am Alaska Standard Time.